As filed with the Securities and Exchange Commission on June 22, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCIENTIFIC INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3826	04-2217279
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

80 Orville Drive, Suite 102

Bohemia, New York 11716

(631) 567-4700

(Address, including zip code, and telephone number, including area code, of principal executive offices)

2022 EQUITY INCENTIVE PLAN

(Full title of the Plan)

 Helena Santos

Chief Executive Officer

Scientific Industries, Inc.

80 Orville Drive, Suite 102

Bohemia, New York 11716

(631) 567-4700

 (Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John F.F. Watkins, Esq.

Reitler Kailas & Rosenblatt LLP

885 Third Avenue

New York, New York 10020

Telephone: (212) 209-3050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees eligible to participate in the 2022 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents which have been filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the Commission on October 14, 2021;

(b)	The Registrant’s Proxy Statement for its 2021 Annual Meeting of Shareholders (Schedule 14A), filed with the Commission on January 24, 2022;

(c)	All other reports filed by the Registrant pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 since June 30, 2011, including specifically, but not limited to the Registrant’s:

(i)	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2021, December 31, 2021 and March 31, 2022; and

(ii)	Current Reports on Form 8-K filed with the Commission on December 10, 2021, February 7, February 25, March 2, April 5, April 13, 2022 (Item 5.02); and May 27, 2022 (Item 5.02) and

(d)

The description of the Common Stock set forth in the Registrant’s registration statement on Form 8-A, filed with the SEC approximately in December 1954, including any amendments or reports filed for the purpose of updating the description.

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In addition, all documents and reports and any future filings made by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our amended certificate of incorporation as currently in effect provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Our amended and restated bylaws as currently in effect provide for the indemnification of officers and directors acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

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In addition, we have entered into separate indemnification agreements with certain of our executive officers and directors. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bohemia, State of New York, on this 22nd day of June, 2022.

SCIENTIFIC INDUSTRIES, INC.

By:	/s/ Helena R. Santos
Name:	Helena R. Santos
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Helena R. Santos and John A. Moore and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Helena R. Santos	President, Chief Executive Officer, and Treasurer	June 22,2022
Helena R. Santos

/s/ Reginald Averilla	Chief Financial Officer	June 22,2022
Reginald Averilla

/s/ John A. Moore	Chairman of the Board	June 22,2022
John A. Moore

/s/ Joseph G. Cremonese		June 22,2022
Joseph G. Cremonese	Director

/s/ Marcus Frampton		June 22,2022
Marcus Frampton	Director

June 22,2022
Christopher Cox	Director

/s/ Dr. Juergen Schumacher		June 22,2022
Dr. Juergen Schumacher	Director

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EXHIBIT INDEX

3(a)

Certificate of Incorporation of the Company as amended (incorporated by reference to Exhibit 1(a-1) to the Company's General Form for Registration of Securities on Form 10 filed with the SEC on February 14, 1973)

3(b)

Certificate of Amendment of the Company’s Certificate of Incorporation, as filed on January 28, 1985 (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1985)

3(c)

By-Laws of the Company, as restated and amended (incorporated by reference to Exhibit 3(ii) to the Company’s Current Report on Form 8-K filed on January 6, 2003 and Exhibit 3(ii) to the Company’s Current Report on Form 8-K filed on December 5, 2007).

3(d)	Second Amended and Restated By-Laws of Scientific Industries, Inc. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 10, 2020 and incorporated by reference thereto).
3(e)

Certificate of Amendment of the Company’s Certificate of Incorporation, as filed on June 21, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 21, 2021).

5.1*	Opinion of Reitler Kailas & Rosenblatt LLP
10.1	2022 Equity Incentive Plan
23.1*	Consent of Reitler Kailas & Rosenblatt LLP (Contained in opinion filed as Exhibit 5.1 to this Registration Statement)
23.2*	Consent of Nussbaum Berg Klein & Wolpow, CPAs LLP
24.1*	Power of Attorney (Included on the signature page to this Registration Statement)
107*	Filing Fee Tables

__________

* Filed herewith

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